Exhibit 99.1

Sucampo Pharmaceuticals, Inc. Reports Second Quarter 2011 and Year to Date Financial Results

Conference Call Today at 5:00 p.m. Eastern

BETHESDA, Md.--(BUSINESS WIRE)--August 4, 2011--Sucampo Pharmaceuticals, Inc. (“Sucampo”), (NASDAQ: SCMP) (SPI), an international pharmaceutical company, today reported its consolidated financial results for the quarter and year to date ended June 30, 2011.

Sucampo reported a net loss of $9.0 million, or $0.22 per diluted share, for the second quarter compared to a net loss of $0.2 million, or $0.00 per diluted share, for the same period in 2010. Sucampo reported a net loss of $15.9 million, or $0.38 per diluted share, for first six months of 2011, compared to net income of $1.6 million, or $0.04 per diluted share, for the first six months of 2010.

“Sucampo’s mission is to bring novel medicines to patients with unmet medical needs on a global basis. Research and development is the key to doing that, but it is just as important that we protect the value of our approved products. As a consequence of increased development activities and activities to protect our products, our spending has increased significantly. We believe these activities will result in increased long-term shareholder value. While we continue to make progress toward resolving the dispute with Takeda in the U.S., I am pleased to inform you that today we are filing a marketing authorization application in the United Kingdom for lubiprostone for chronic idiopathic constipation. We recently also completed enrollment into our third phase 3 trial of lubiprostone for opioid induced bowel dysfunction in the U.S. and Europe and continued to progress our new drug application for lubiprostone for chronic idiopathic constipation now under active review by the Japanese regulatory authorities. For unoprostone isopropyl, we have had additional discussions with the FDA to ensure the labelled mechanism of action reflects the current scientific understanding. We have also made progress in our program to achieve a second indication for unoprostone isopropyl by initiating dosing in an exploratory clinical study in dry age-related macular degeneration patients in Vienna, Austria,” stated Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman and Chief Executive Officer. Dr. Ueno continued, “By merging our wholly-owned Japanese subsidiaries into one subsidiary and our two wholly-owned Swiss subsidiaries into one subsidiary, we are simplifying our corporate structure so that we will be a more efficient, fully integrated international pharmaceutical company.”

Financial Results for the Quarter and Year-to-Date

As previously reported, Sucampo acquired Sucampo AG (SAG) and its subsidiary (SAG-J) in December 2010. This transaction has been accounted for as a merger of companies under common control and at historical costs. The financial information for these entities is consolidated and presented in both the current and historical periods. Additional information on the effect of including SAG and its subsidiary has been highlighted within the commentary.

For the second quarter of 2011, Sucampo reported total revenue of $14.0 million, compared to $13.8 million for the same period in 2010. The key components of total revenue in the second quarter of 2011 included product royalty revenue of $11.0 million and R&D revenue of $1.7 million, which compare to $9.6 million and $2.8 million, respectively, in the same period of 2010. For the first six months of 2011, Sucampo reported total revenue of $26.2 million, compared to $28.6 million for the same period in 2010. The key components of total revenue for the six month period were product royalty revenue of $20.2 million and R&D revenue of $3.7 million, which compared to $19.4 million and $6.8 million, respectively, in the same period of 2010. The increase in product royalty revenue was due to an increase in net sales as reported by Takeda Pharmaceuticals Limited (Takeda) with whom we have a development and commercialization collaboration covering the United States and Canada. The decrease in R&D revenue was primarily due to decreased activity of our Japanese clinical development program for lubiprostone under our agreement with Abbott Japan Co., Ltd., as we await the outcome of the September, 2010, NDA Japanese filing.

Net sales of AMITIZA® (lubiprostone) as reported to us by Takeda, increased 14.9%, to $61.4 million, for the second quarter 2011, from the $53.4 million recorded in the same period in 2010. AMITIZA Total Prescription growth (TRx), as reported by IMS, for the second quarter 2011 increased 1.8% over the prior quarter and increased 5.2% over the same period last year. Net sales of AMITIZA (lubiprostone) as reported to us by Takeda for the six months ended June 30, 2011, increased 4.0% to $112.0 million from the $107.7 million recorded in the same period in 2010. AMITIZA TRx growth , as reported by IMS, for the first six months of 2011 increased 2.2% over the prior six months and increased 5.8% over the same period last year. We continue discussions with Takeda regarding the reason for the increase.

Operating Expenses

R&D expenses were $7.9 million in the second quarter of 2011, compared to $4.9 million for the same period in 2010. For the first six months of 2011, R&D expenses were $17.1 million, compared to $10.2 million for the same period of 2010. For both periods, the increase was primarily due to expenses associated with the ongoing third phase 3 trial of lubiprostone for opioid-induced bowel dysfunction (OBD) and remonitoring costs for previous trials where we are in dispute with a contract research organization (CRO) and an increase in other prostone development activities. We receive reimbursement from Takeda under our agreement for 50% of the expenses for the third phase 3 trial and the remonitoring costs.

G&A expenses were $11.7 million in the second quarter of 2011, compared to $6.7 million for the same period last year. G&A expenses were $21.4 million for the six months ended June 30, 2011, compared to $12.6 million for the six months ended June 30, 2010, an increase of $8.8 million or 69.6%. For both periods, the increase in G&A expenses includes costs incurred from on-going legal, consulting and other professional expense relating primarily to the on-going legal matters, including our dispute with Takeda, a separate dispute with a CRO, consolidation of subsidiaries and SAG integration.

Selling and marketing expenses were $2.0 million for the second quarter of 2011, compared to $2.3 million for the same period last year. Selling and marketing expenses were $4.4 million for the six months ended June 30, 2011, compared to $4.5 million for the six months ended June 30, 2010, a decrease of $0.1 million or 1.2%.

Non-Operating Income (Expense)

Non-operating expenses were $3.7 million in the second quarter of 2011, compared to non-operating income of $0.4 million for the same period in 2010. Non-operating expenses were $4.4 million for the six months ended June 30, 2011, compared to non-operating income of $1.2 million for the same period in 2010. Non-operating expenses for the second quarter of 2011 included $0.6 million in loan note interest, which is related to the SAG acquisition, compared to none for the same period last year. Non-operating expenses for the six months ended June 30, 2011, included $1.2 million in loan note interest of which $1.1 million was related to the SAG acquisition, compared to none for the same period last year. The second quarter of 2011 includes a foreign exchange loss of $3.1 million compared to a gain of $0.2 million for the same period last year. The six months ended June 30, 2011, includes a foreign exchange loss of $3.2 million compared to a gain of $0.8 million for the same period last year.

Net Income (Loss)

Net loss for the second quarter of 2011 was $9.0 million, compared to net loss of $0.2 million for the same period in 2010, which included $1.8 million income from SAG now incorporated in the results. Net loss for the first six months of 2011 was $15.9 million, compared to net income of $1.6 million for the same period in 2010, which included $3.9 million income from SAG now incorporated in the results.

Comprehensive Income (Loss)

Comprehensive loss for the second quarter of 2011 was $6.2 million, compared to comprehensive loss of $1.0 million for the same period in 2010, which included $1.2 million income from SAG now incorporated in the results. Comprehensive income for the second quarter 2011 includes $2.8 million foreign currency translation gain compared to a loss of $0.9 million in the same period last year.

Comprehensive loss for the first six months of 2011 was $12.6 million, compared to comprehensive income of break-even for the same period in 2010, which included $2.5 million income from SAG now incorporated in the results. Comprehensive loss/income for the first six months of 2011 includes $3.3 million foreign currency translation gain compared to a loss of $1.6 million in the same period last year.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At June 30, 2011, cash, cash equivalents, restricted cash and investments were $109.6 million, compared to $123.9 million at December 31, 2010. At June 30, 2011, notes payable were $65.1 million, compared to $64.0 million at December 31, 2010, including current notes payable of $19.5 million at June 30, 2011, and December 31, 2010.

Operational Highlights

  Today, we are filing a marketing authorization application (MAA) for lubiprostone for the treatment of chronic idiopathic constipation (CIC) to the Medicines and Healthcare products Regulatory Agency (MHRA), part of the Department of Health in the United Kingdom. This submission includes the results of randomized, pivotal, double blind, phase 3 clinical trials of lubiprostone conducted in the U.S. and Japan. The MAA will be reviewed by MHRA through a national procedure, which is expected to last approximately one year.
  Subsequent to the quarter end, we have completed the enrollment goal of 420 patients in our third phase 3 clinical trial of lubiprostone in patients with OBD caused by their chronic use of pain medications for non-malignant pain, excluding those taking methadone. The primary endpoint of this trial is an overall responder rate based on the change from baseline in the reported frequency of spontaneous bowel movements (SBMs). We expect to report top-line results of this trial by year-end 2011. If successful, the results of this trial will be used to support a regulatory filing in the U.S., during the first half of 2012, followed by filings in the European Union and Switzerland. We believe that lubiprostone, as a chloride channel activator, may directly counteract the constipating side effect of opioid drug use to control pain, without interfering with the analgesic benefits of opioids. As a result, we believe that lubiprostone, if approved for this indication, could hold a competitive advantage over drugs that do not work through this mechanism of action. We estimate that roughly 80.0% of the 3.8 million, or 3.0 million, chronic opioid patients in the U.S. suffer from the effects of opioid induced constipation.
  Throughout the quarter, we continued discussions with the U.S. Food and Drug Administration (FDA) regarding requested changes related to the labelled mechanism of action for RESCULA®, based on current scientific understanding.
  In April 2011, we initiated dosing in an exploratory clinical study, double-masked, randomized, cross-over study of 28 patients, at a single site, to assess the pharmacodynamics of unoprostone isopropyl on ocular blood flow. After a two-week screening period, patients will receive two doses of unoprostone isopropyl, one week apart, and then be followed for two weeks. We anticipate that the treatment phase of the exploratory clinical study will continue through September 2011. This exploratory clinical study is based on findings of a study conducted by our partner, R-Tech Ueno. If successful, this current exploratory clinical study will enable us to better design the protocol and endpoints for a dose-ranging phase 2 trial in a substantially larger number of dry age-related macular degeneration (dry AMD) patients to determine if unoprostone isopropyl has potential as a treatment for dry AMD.
  Data from two successful phase 3 studies of lubiprostone in Japanese CIC patients were presented at the Digestive Disease Week scientific conference on May 9, 2011.

  The review process for our new drug application (NDA) for lubiprostone for CIC, submitted in September, 2010, to the Japanese Pharmaceuticals and Medical Devices Agency, is proceeding as expected and, if successful, will be followed by a reimbursement negotiation with the Japanese regulatory authorities.
  Throughout the quarter, we continued discussions with the Swiss authorities regarding reimbursement levels of lubiprostone for CIC patients and we expect a decision in the third quarter.
  We continued to make progress in resolving the arbitration with Takeda at the International Court of Arbitration, International Chamber of Commerce. The arbitration was initiated under the application provisions of the Collaboration and License Agreement between Sucampo and Takeda, dated October 29, 2004, which specified that New York law will govern the procedural and substantive aspects of the arbitration. The arbitrators have set the hearing on Sucampo’s claims to conclude by December, 2011, but it is not known if the arbitration will remain on schedule or how long thereafter the arbitration proceedings will conclude.
  This quarter, SPI merged two of its wholly-owned subsidiaries based in Switzerland, SAG and Sucampo Manufacturing & Research AG (SMR), with SAG assuming all existing obligations of SMR. Also, in the quarter, the two other wholly-owned subsidiaries based in Japan, Sucampo Pharma, Ltd. (SPL) and SAG-J. SPL merged with SPL assuming all existing obligations of SAG-J. Following these mergers, SPI’s Board of Directors approved the transfer of intellectual property rights to SAG from certain subsidiaries. That transfer is expected to be completed by the end of the third quarter. These mergers, which simplify SPI’s corporate structure and increase our internal efficiency, were enabled by SPI’s December, 2010, acquisition of SAG.
  During the quarter, Sucampo made a grant of time-based and performance-based options to all eligible employees and independent directors. The aggregate options total 2,081,790 shares of the Sucampo’s class A common stock, consisting of 690,284 shares of time-based options and 1,391,506 shares of performance-based options. The performance-based options (a) vest in certain percentages based on the attainment of specific stock price targets over a 30 day trading period so long as the individual is in continuous service with Sucampo on each such date (subject to certain exceptions), (b) have an exercise price equal to the closing price of the Sucampo's class A common stock on the Nasdaq Global Market on the date of grant, and (c) must vest within a term of 4 years from such date. These options must be exercised within a term of 10 years from the date of grant. The percentages and target prices are: 40.0% at $8.00 per share, 40.0% at $12.00 per share, and 20.0% at $16.00 per share. The time-based stock options (a) vest in equal annual installments over the four-year period commencing on the first anniversary of the date of grant (i.e., the first 1/4 of the stock option grant would vest on the first anniversary of the date of grant) so long as the individual is in continuous service with Sucampo on each such date (subject to certain exceptions) and (b) have an exercise price equal to the closing price of Sucampo's class A common stock on the Nasdaq Global Market on the date of grant. These options must be exercised within a term of 10 years from such date. All options that were granted on May 2, 2011 have an exercise price equal to the fair market value of the stock price, or $4.41 per share of class A common stock, on the date of the grant.
  After the end of the quarter, Sucampo announced the appointment of Peter Lichtlen, M.D., Ph.D., to our wholly-owned Swiss subsidiary, SAG, as Senior Medical Officer and Vice President of European Operations. Dr. Lichtlen will provide leadership and guidance to our clinical development activities in the U.S. and Europe and lead our European operations. He also will be responsible for overseeing the Medical Affairs teams and advising the global pharmacovigilance teams. Dr. Lichtlen will be based in Switzerland.

Progress towards key milestones for 2011

Sucampo management confirmed today that three of its five key milestones for 2011 have been achieved, which are:

  We completed enrollment into our third phase 3 clinical trial for lubiprostone for OBD. We expect to report top-line results of this trial by year-end 2011;

  We are filing a MAA for lubiprostone for the treatment of CIC in the United Kingdom; and
  We have integrated SAG into the SPI corporate structure.

The remaining two key milestones for 2011 are on track to be achieved:

  Gain approval of a revised label for RESCULA to reflect the current state of scientific understanding on its mechanism of action. In the U.S. the current approved indication is the lowering of intraocular pressure (IOP) in open-angle glaucoma and ocular hypertension in patients who are intolerant of or insufficiently responsive to other IOP lowering medications; and
  Make substantial progress towards successfully resolving our dispute with our U.S. partner, Takeda.

Company to Host Conference Call Today

In conjunction with its second quarter and full year financial results, Sucampo will host a conference call today at 5:00 p.m. Eastern. To participate on the live call, please dial 800-638-4817 (domestic) or 1-617-614-3943 (international), and provide the participant passcode 74909793, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 1-617-801-6888 (international), with the passcode 49034243.

A live and archived audio webcast of the call will be available via the "For Investors" page of the Sucampo Pharmaceuticals, Inc. website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals Inc.'s website approximately 10 minutes prior to the scheduled start time.

About unoprostone isopropyl

Sucampo holds development and commercialization rights to Unoprostone isopropyl throughout the world except in Japan, Korea, Taiwan and the Peoples Republic of China. Unoprostone isopropyl first received marketing authorization in 1994 and was subsequently approved in over 40 countries, including approval in 2000 by the U.S. FDA.

About lubiprostone

Lubiprostone (trade named AMITIZA®) is a local activator of ClC-2 chloride channels in cells lining the small intestine. Lubiprostone increases fluid secretion into the intestinal tract. This increased fluid level softens the stool, facilitating intestinal motility and bowel movements. It is reported that the type 2 chloride channels also play an important role in the restoration of tight junction complexes and in the recovery of barrier function in the body.

About AMITIZA for Chronic Idiopathic Constipation (CIC) and Irritable Bowel Syndrome with Constipation (IBS-C)

AMITIZA is indicated for the treatment of CIC (24 mcg twice daily) in adults and for IBS-C (8 mcg twice daily) in women >18 years of age and older.

In clinical trials of AMITIZA (24 mcg twice daily vs. placebo: N=1113 vs. N=316) in patients with CIC, AMITIZA reached the primary endpoint of the change from baseline in the mean number of SBMs, with statistical significance. These data demonstrated that AMITIZA increased the range of the number of spontaneous bowel movements (SBMs) in the treatment arms from 1.37 to 3.71-4.34 in Study SC0131 and 1.28 to 3.69-4.64 in Study SC0232, respectively. In the placebo arms of those studies, the range of SBMs went from 1.47 to 1.39-2.02 and from 1.52 to 1.85-2.47 in Study SC0131 and SC0232, respectively.

In clinical trials of AMITIZA (8 mcg twice daily vs. placebo: N=1011 vs. N=435) in patients with IBS-C, AMITIZA again met the primary endpoint, the percentage of overall responders in drug vs. placebo, with statistical significance. These data demonstrated that AMITIZA-treated patients in Study 431 responded to treatment at a higher rate (13.8% vs. 7.8%) or a 76% response rate over placebo rate. In Study 432, AMITIZA-treated patients responded to treatment at a similarly high rate (12.1% vs. 5.7%) or 112% response rate over placebo rate. In trials designed to minimize the placebo effect, verum response rates were 76% and 112% over reported placebo rates in two separate, well-controlled, intent-to-treat pivotal trials. The trial designs were required by the FDA to minimize the placebo effect which is common in gastrointestinal studies and these particular treatment populations.

Important Safety Information

AMITIZA is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. Patients with symptoms suggestive of mechanical gastrointestinal obstruction should be thoroughly evaluated by the treating healthcare provider to confirm the absence of such an obstruction prior to initiating AMITIZA treatment.

The safety of AMITIZA in pregnancy has not been evaluated in humans. AMITIZA should be used during pregnancy only if the benefit justifies the potential risk to the fetus. Women who could become pregnant should have a negative pregnancy test prior to beginning therapy with AMITIZA and should be capable of complying with effective contraceptive measures.

Patients taking AMITIZA may experience nausea. If this occurs, concomitant administration of food with AMITIZA may reduce symptoms of nausea. Patients who experience severe nausea should inform their healthcare provider.

AMITIZA should not be prescribed to patients that have severe diarrhea. Patients should be aware of the possible occurrence of diarrhea during treatment and inform their healthcare provider if the diarrhea becomes severe.

Patients taking AMITIZA may experience dyspnea within an hour of first dose. This symptom generally resolves within three hours, but may recur with repeat dosing. Patients who experience dyspnea should inform their healthcare provider. Some patients have discontinued therapy because of dyspnea.

In clinical trials of AMITIZA (24 mcg twice daily vs. placebo: N=1113 vs. N=316) in patients with CIC, the most common adverse reactions (incidence >4%) were nausea (29% vs. 3%), diarrhea (12% vs. 1%), headache (11% vs. 5%), abdominal pain (8% vs. 3%), abdominal distention (6% vs. 2%), and flatulence (6% vs. 2%).

In clinical trials of AMITIZA (8 mcg twice daily vs. placebo: N=1011 vs. N=435) in patients with IBS-C, the most common adverse reactions (incidence >4%) were nausea (8% vs. 4%), diarrhea (7% vs. 4%), and abdominal pain (5% vs. 5%).

Reduce the dosage in CIC patients with moderate and severe hepatic impairment. Reduce the dosage in IBS-C patients with severe hepatic impairment.

Please see complete Prescribing Information in the U.S. at www.amitiza.com.

AMITIZA is a registered trademark of Sucampo Pharmaceuticals, Inc. RESCULA is a registered trademark of R-Tech Ueno, Ltd., and has been licensed to Sucampo Pharmaceuticals, Inc.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc., founded in the U.S. in 1996, is an international pharmaceutical company based in Bethesda, Maryland, focused on the discovery, development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which occur naturally in the human body as a result of enzymatic (15-PGDH) transformation of certain fatty acids, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Executive Advisor, International Business Development and a member of the Board of Directors. For more information about Sucampo Pharmaceuticals, please visit www.sucampo.com.

Sucampo Forward-Looking Statement

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Forward-looking statements include statements about the potential utility of UF-021 to treat particular indications and expected data availability dates. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2010, and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Research and development revenue	$1,742	$2,789	$3,706	$6,846
Product royalty revenue	11,043	9,612	20,161	19,385
Co-promotion revenue	1,061	1,220	1,999	2,075
Contract and collaboration revenue	154	154	308	305
Total revenues	14,000	13,775	26,174	28,611

Operating expenses:
Research and development	7,893	4,855	17,113	10,221
General and administrative	11,694	6,716	21,391	12,610
Selling and marketing	2,028	2,313	4,446	4,500
Total operating expenses	21,615	13,884	42,950	27,331

Income (loss) from operations	(7,615)	(109)	(16,776)	1,280
Non-operating income (expense):
Interest income	55	178	125	391
Interest expense	(614)	-	(1,225)	-
Other income (expense), net	(3,122)	217	(3,257)	824
Total non-operating income (expense), net	(3,681)	395	(4,357)	1,215

Income (loss) before income taxes	(11,296)	286	(21,133)	2,495
Income tax benefit (provision)	2,277	(475)	5,205	(884)
Net income (loss)	$(9,019)	$(189)	$(15,928)	$1,611

Net income (loss) per share:
Basic net income (loss) per share	$(0.22)	$-	$(0.38)	$0.04
Diluted net income (loss) per share	$(0.22)	$-	$(0.38)	$0.04
Weighted average common shares outstanding - basic	41,864	41,848	41,858	41,847
Weighted average common shares outstanding - diluted	41,864	41,848	41,858	41,853

Comprehensive income (loss):
Net income (loss)	$(9,019)	$(189)	$(15,928)	$1,611
Other comprehensive income (loss):
Unrealized gain (loss) on investments, net of tax effect	(3)	10	8	(7)
Foreign currency translation	2,845	(856)	3,282	(1,601)
Comprehensive income (loss)	$(6,177)	$(1,035)	$(12,638)	$3

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	June 30,	December 31,
	2011	2010
ASSETS:

Current assets:
Cash and cash equivalents	$52,279	$49,243
Investments, current	42,163	54,524
Product royalties receivable	11,043	10,516
Unbilled accounts receivable	1,051	1,097
Accounts receivable, net	732	731
Prepaid and income taxes receivable	4,916	702
Deferred tax assets, net	1,026	243
Restricted cash	15,113	15,113
Prepaid expenses and other current assets	1,624	2,374
Total current assets	129,947	134,543

Investments, non-current	-	5,028
Property and equipment, net	1,878	2,025
Deferred tax assets, non-current	4,562	4,178
Other assets	9,217	3,499
Total assets	$145,604	$149,273

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$4,175	$4,199
Accrued expenses	18,538	10,216
Deferred revenue, current	4,494	4,987
Notes payable, current	19,522	19,522
Total current liabilities	46,729	38,924

Notes payable, non-current	45,583	44,439
Deferred revenue, non-current	7,694	8,321
Other liabilities	3,783	3,759
Total liabilities	103,789	95,443

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at June 30, 2011 and December 31, 2010; no shares issued and outstanding at June 30, 2011 and December 31, 2010	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at June 30, 2011 and December 31, 2010; 15,686,814 and 15,659,917 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	156	156
Class B common stock, $0.01 par value; 75,000,000 shares authorized at June 30, 2011 and December 31, 2010; 26,191,050 shares issued and outstanding at June 30, 2011 and December 31, 2010	262	262
Additional paid-in capital	59,091	58,468
Accumulated other comprehensive income	19,864	16,574
Accumulated deficit	(37,558)	(21,630)
Total stockholders' equity	41,815	53,830
Total liabilities and stockholders' equity	$145,604	$149,273

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)
(in thousands)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended June 30, 2011
Research and development revenue	$1,449	$-	$293	$1,742
Product royalty revenue	11,043	-	-	11,043
Co-promotion revenue	1,061	-	-	1,061
Contract and collaboration revenue	142	-	12	154
Total revenues	13,695	-	305	14,000
Research and development expenses	5,587	860	1,446	7,893
Depreciation and amortization	55	1	22	78
Other operating expenses	13,114	252	278	13,644
Loss from operations	(5,061)	(1,113)	(1,441)	(7,615)
Interest income	54	-	1	55
Interest expense	-	(573)	(41)	(614)
Other non-operating income (expense), net	(7)	(3,043)	(72)	(3,122)
Loss before income taxes	$(5,014)	$(4,729)	$(1,553)	$(11,296)
Capital expenditures	$36	$-	$11	$47

Three Months Ended June 30, 2010
Research and development revenue	$1,269	$-	$1,520	$2,789
Product royalty revenue	9,612	-	-	9,612
Co-promotion revenue	1,220	-	-	1,220
Contract and collaboration revenue	142	-	12	154
Total revenues	12,243	-	1,532	13,775
Research and development expenses	1,765	102	2,988	4,855
Depreciation and amortization	222	3	9	234
Other operating expenses	7,997	506	292	8,795
Income (loss) from operations	2,259	(611)	(1,757)	(109)
Interest income	177	-	1	178
Other non-operating income (expense), net	3	381	(167)	217
Income (loss) before income taxes	$2,439	$(230)	$(1,923)	$286
Capital expenditures	$63	$2	$-	$65

Six Months Ended June 30, 2011
Research and development revenue	$2,897	$-	$809	$3,706
Product royalty revenue	20,161	-	-	20,161
Co-promotion revenue	1,999	-	-	1,999
Contract and collaboration revenue	283	-	25	308
Total revenues	25,340	-	834	26,174
Research and development expenses	12,913	1,387	2,813	17,113
Depreciation and amortization	453	158	39	650
Other operating expenses	24,218	404	565	25,187
Income (loss) from operations	(12,244)	(1,949)	(2,583)	(16,776)
Interest income	123	1	1	125
Interest expense	-	(1,143)	(82)	(1,225)
Other non-operating income (expense), net	(11)	(3,242)	(4)	(3,257)
Income (loss) before income taxes	$(12,132)	$(6,333)	$(2,668)	$(21,133)
Capital expenditures	$78	$6,000	$102	$6,180

Six Months Ended June 30, 2010
Research and development revenue	$2,573	$-	$4,273	$6,846
Product royalty revenue	19,385	-	-	19,385
Co-promotion revenue	2,075	-	-	2,075
Contract and collaboration revenue	283	-	22	305
Total revenues	24,316	-	4,295	28,611
Research and development expenses	3,905	278	6,038	10,221
Depreciation and amortization	440	6	18	464
Other operating expenses	15,265	816	565	16,646
Income (loss) from operations	4,706	(1,100)	(2,326)	1,280
Interest income	387	1	3	391
Other non-operating income (expense), net	(32)	1,009	(153)	824
Income (loss) before income taxes	$5,061	$(90)	$(2,476)	$2,495
Capital expenditures	$154	$2	$4	$160

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, 240-223-3834
kdesantis@sucampo.com